Filed Pursuant to Rule 424(b)(3)

Registration No. 333-197954

Prospectus Supplement No. 14

(to Prospectus dated May 7, 2015)

(i) 1,322,500 shares of Common Stock and 1,322,500 Series B Warrants, issuable upon the exercise of the

1,322,500 outstanding Series A Warrants issued in our initial public offering;

and

(ii) 1,322,500 shares of Common Stock, issuable upon the exercise of the 1,322,500 Series B Warrants that are issuable under this prospectus.

This prospectus supplement supplements the prospectus dated May 7, 2015, as supplemented by prospectus supplement No. 1 dated May 14, 2015, prospectus supplement No. 2 dated June 2, 2015, prospectus supplement No. 3 dated June 15, 2015, prospectus supplement No. 4 dated June 23, 2015, prospectus supplement No. 5 dated August 6, 2015, prospectus supplement No. 6 dated August 12, 2015, prospectus supplement No. 7 dated August 28, 2015, prospectus supplement No. 8 dated September 1, 2015, prospectus supplement No. 9 dated September 4, 2015, prospectus supplement No. 10 dated September 10, 2015, prospectus supplement No. 11 dated September 15, 2015, prospectus supplement No. 12 dated September 16, 2015, and prospectus supplement No. 13 dated September 18, 2015 (the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series A Warrants that we issued in our initial public offering, which closed on October 15, 2014 (our “IPO”). The securities underlying the Series A Warrants include (i) 1,322,500 shares of our common stock and 1,322,500 of our Series B Warrants, which are issuable upon the exercise of the 1,322,500 outstanding Series A Warrants that we issued in our IPO, and (ii) 1,322,500 shares of our common stock, which are issuable upon the exercise of the 1,322,500 Series B Warrants that are issuable under this Prospectus.

Each Series A Warrant is exercisable for one share of common stock and one Series B Warrant. The Series A Warrants were initially exercisable at an exercise price of $7.00 per share; however, as a result of the offering of additional units by the Company on February 25, 2015, the Series A Warrants are now exercisable at an exercise price of $2.20 per share. The Series A Warrants expire one year after issuance. The Series B Warrants were not issued in our IPO and will only be issued upon the exercise of the Series A Warrants, with each Series B Warrant being exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $8.75 per share and expire on the sixth anniversary of the date of issuance.

This prospectus supplement incorporates into our Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 21, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GBSN”. On September 18, 2015, the closing sale price of our common stock on The NASDAQ Capital Market was $0.0518 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 13 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 21, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2015

GREAT BASIN SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT

(Address of principal executive offices)

84120

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03	Material Modification to the Rights of Security Holders.

On February 25, 2015, Great Basin Scientific, Inc. (the “Company”) sold 2,724,000 units (“Units”) pursuant to a prospectus dated February 25, 2015 (the “Prospectus”). Each Unit consisted of one share of Series E Convertible Preferred Stock and eight Series C Warrants. Each share of Series E Convertible Preferred Stock is convertible into four shares of common stock of the Company (“Common Stock”) at the option of the holder. The Series C Warrants may be exercised for cash at an exercise price of $2.55 or on a cashless basis pursuant to a formula disclosed in the Prospectus. On June 23, 2015, the Series C Warrants were amended and restated in order to allow certain early exercises.

As of 9:00 AM on September 21, 2015, the Company has 84,731,255 shares of authorized and unissued shares of common stock available for issuance pursuant to the Series C Warrants, which number of authorized and unissued shares of common stock is not sufficient to satisfy all exercises that may occur pursuant to the Series C Warrants (as calculated as of the date hereof). At such time as the Company no longer has sufficient authorized and unissued shares of common stock to settle the exercises of the Series C Warrants (the “Authorized Share Failure”), the Series C Warrants shall not be exercisable into shares of Common Stock unless and until the Company obtains the approval of its stockholders to either a reverse stock split to, and/or an increase in, the Company’s authorized shares of Common Stock (the “Stockholder Approval”).

Pursuant to the terms of the Series C Warrants, the Company is required to seek the Stockholder Approval by no later than the 90th day after the date of such Authorized Share Failure (such 90-day period, the “Grace Period”) and to pay each holder consideration in accordance with the Series C Warrants.

On September 21, 2015, the Company entered into an amendment agreement (the “Warrant Amendment”) with the holders of more than 66.7% of the outstanding Series C Warrants to clarify the mechanical procedures and process with respect to the first Authorized Share Failure and the corresponding Grace Period, which were inadvertently omitted from the initial form of Series C Warrant.

Pursuant to the Amendment Agreement, upon the occurrence of the first Authorized Share Failure, the Company will provide written notice to each holder of Series C Warrants exercising a Series C Warrant on the first date that an Authorized Share Failure has occurred that the initial Grace Period has commenced and, as contemplated by the terms of the Series C Warrants, the Company has 90 days to obtain the Stockholder Approval. During such initial Grace Period, the Company will not be accepting any exercise notices with respect to the Series C Warrants and the holders of the Series C Warrants shall have no right to receive shares of Common Stock or cash payments with respect to exercises of the Series C Warrants during such Grace Period. Warrant exercise notices submitted on the first day in the Grace Period will be

2

settled out of the remaining available and unissued shares of Common Stock, pro rata by the number of Series C Warrants exercised on such date, and any excess portion of an exercise notice on such date shall be automatically reduced to reflect such pro rata allocation.

If the Company does not obtain the Stockholder Approval prior to the end of the initial Grace Period, the Series C Warrants shall again become exercisable into such consideration as described in the form of Series C Warrants. For the avoidance of doubt, the provisions of the Warrant Amendment shall apply solely with respect to the initial Authorized Share Failure and shall not apply to any other Authorized Share Failures.

The Company intends to file an Information Statement pursuant to Regulation 14C under the Securities Exchange Act of 1934, as amended and the Amendment Agreement will become effective in accordance with the timeline described in such Information Statement.

The foregoing summary of the Amendment Agreement does not purport to be complete and is qualified in its entirety by the form of the Warrant Amendment attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Amendment Agreement dated September 21, 2015

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: September 21, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

4

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Amendment Agreement dated September 21, 2015

Exhibit 10.1

AMENDMENT AGREEMENT

This Amendment Agreement (this “Agreement”) is entered into as of September 21, 2015, by and between Great Basin Scientific, Inc., a Delaware corporation (the “Company”), and the investor signatory hereto (the “Investor”) with reference to the following facts:

A. On February 25, 2015, the Company, in connection with a public offering of units of the Company, entered into an underwriting agreement (the “Underwriting Agreement”) with Dawson James Securities, Inc., as representative of the several underwriters, and amended the Underwriting Agreement on February 27, 2015. Pursuant to the Underwriting Agreement, as amended, the Company sold approximately 2,724,000 units, with each unit consisting of one share of Series E Convertible Preferred Stock and eight Series C Warrants, as amended (the “Series C Warrants”). Capitalized terms not defined herein shall have the meaning as set forth in the Series C Warrants.

B. The Investor currently holds such aggregate number of Series C Warrants , as specified on the signature page of such Investor (collectively, the “Investor Warrants”).

C. Each of the Company and the Investor desires to amend the Investor Warrants as provided herein.

D. In compliance with Section 9 of the Series C Warrants, this Agreement shall only be effective upon the execution and delivery of this Agreement and agreements in form and substance identical to this Agreement (the “Other Agreements”, and together with this Agreement, the “Agreements”) by other holders of Series C Warrants (each, an “Other Holder”) which, together with the Investor, represent holders of Series C Warrants then exercisable for an aggregate number of shares of Common Stock equal to at least 66.7% of the number of shares of Common Stock issuable upon exercise of all Series C Warrants outstanding as of such time of determination (disregarding all limitations on exercise set forth in the Series C Warrants) (such time, the “Effective Time”).

NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Series C Warrants. As of the Effective Time, each of the Series C Warrants shall be amended by adding the following as a new Section 1(h)

(h) Authorized Share Failure Standstill and Allocations. Notwithstanding anything herein to the contrary, (a) in the event that the Company receives an exercise notice during the Standstill Period (as defined below) from more than one holder of Purchased Warrants for the same exercise date and the Company can exercise some, but not all, of such portions of such Purchased Warrants submitted for exercise on such date, the Company, subject to any limitations on exercise set forth in such Purchased Warrants applicable to such holders, shall exercise from each holder of Purchased

Warrants electing to have Purchased Warrants exercised on such date, a pro rata amount of such holder’s portion of its Purchased Warrants submitted for exercise based on the number of Purchased Warrants submitted for exercise on such date by such holder relative to the aggregate number of all Purchased Warrants submitted for exercise on such date (with the exercise notice for such unexercised portion of Purchased Warrants (the “Exercise Failure Warrants”) automatically deemed cancelled and null and void, ab initio) upon written notice given to such exercising holder of such Purchased Warrants immediately following the earlier of (i) the submission of an Exercise Notice where some or all of the Warrant Shares thereon would be Exercise Failure Warrants (if such determination can be made at such time and prior to the end of such date) and (ii) the end of such date if such determination can only be made after the end of such date, and (b) commencing upon the first time that an Authorized Share Failure shall occur and ending upon the earlier of (x) the time such Authorized Share Failure is cured and (y) 9:30 AM Eastern Time on the 90th calendar day after the date of commencement of such Authorized Share Failure (such period, the “Standstill Period”), no holder of Purchased Warrants shall have any right to exercise any Purchased Warrants and any Exercise Notice delivered with respect thereto shall be null and void, ab initio. For the avoidance of doubt, the Company shall have no obligation to pay any cash amount under any Purchased Warrants pursuant to any election of any holder of Purchased Warrants to exercise any Purchased Warrants during the Standstill Period or with respect to any Exercise Failure Warrants; provided, that the foregoing limitations on exercise and cash payment shall not apply to any exercise notice delivered to the Company at any time after the end of the Standstill Period or during any subsequent Authorized Share Failure.

2. Acknowledgement; Reaffirmation of Obligations. The Company hereby confirms and agrees that (i) except with respect to the Amendments set forth in Section 1 above as of the Effective Time, the Purchased Warrants shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, and (ii) the execution, delivery and effectiveness of this Agreement shall not operate as an amendment of any right, power or remedy of the Investor.

3. Fees, Expenses, Taxes. Each party to this Agreement shall bear its own expenses in connection with the transactions contemplated hereby.

4. Disclosure of Transactions and Other Material Information. On or before 9:30 a.m., New York City time, on September 21, 2015, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement in the form required by the Securities Exchange Act of 1934, as amended and attaching a copy of the form of this Agreement as an exhibit to such Current Report on Form 8-K (including all attachments, schedules and exhibits thereto, the “Amendment 8-K Filing”). In addition, as soon as commercially practicable after the occurrence of the initial Authorized Share Failure, but in no event later than 9:30 AM on the Business Day immediately following the date of occurrence of such Authorized Share Failure, the Company shall publicly disclose such fact in a Current Report on Form 8-K (the “Authorized Share 8-K Filing”, and together with the Amendment 8-K Filing, each an “8-K Filing”). From and after the filing of each 8-K Filing with the Securities and Exchange Commission, the Investor shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, that is not disclosed in such 8-K Filing. In addition, effective upon the filing of each 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, affiliates, employees and agents, not to, provide the Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of the Investor. To the extent that the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates employees or agents delivers any material, non-public information to the Investor without the Investor’s consent, the Company hereby covenants and agrees that the Investors shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

5. Representations and Warranties.

(a) The Investor represents and warrants to the Company with respect to only itself that, as of the date hereof and as of the Effective Date:

(i) Organization; Authority. The Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement.

(ii) Accredited Investor. The Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(iii) Ownership of Investor Warrants. The Investor owns and holds, both beneficially and of record, the entire right, title, and interest in and to the Investor Warrants free and clear of all Encumbrances (as defined below). The Investor has full power and authority to transfer and dispose of the Investor Warrants to the Company free and clear of any Encumbrance. There is no outstanding vote, plan, pending proposal, or other right of any person to acquire all or any of the Investor Warrants. As used herein, “Encumbrances” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future other than encumbrances by one or more brokers of the Investor and encumbrances under federal or state securities laws.

(iv) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Investor and constitutes the legal, valid and binding obligations of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(v) No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby will not (I) result in a violation of the organizational documents of the Investor, (II) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (III) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Investor, except in the case of clauses (II) and (III) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

(b) The Company represents and warrants to the Investor that, as of the date hereof and as of the Effective Date:

(i) Organization and Qualification. Each of the Company and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted.

(ii) Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform their obligations under this Agreement. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby has been duly authorized by the Company’s board of directors and no further filing, consent or authorization is required by the Company, its board of directors, shareholders or other governing body. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(iii) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (I) result in a violation of the organizational documents of the Company or any share capital of the Company, (II) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (III) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the Nasdaq Capital Market and including all applicable federal laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in the case of clause (II) or (III) above, to the extent that such violations could not reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform any of its obligations hereunder.

(iv) Consents. Neither the Company nor any of its subsidiaries (the “Subsidiaries”) is required to obtain any consent from, authorization or order of, or make any filing or registration with any Governmental Entity (as defined below) or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated hereby. All consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof (or in the case of filings, will be made timely after the date hereof), and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registrations, applications or filings contemplated hereby. “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

6. Independent Nature of Investor’s Obligations and Rights. The obligations of the Investor under this Agreement are several and not joint with the obligations of any Other Holder, and the Investor shall not be responsible in any way for the performance of the obligations of any Other Holder under any Other Agreement. Nothing contained herein or in any Other Agreement, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement and the Company acknowledges that the Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement. The Company and the Investor confirm that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or, any Other Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

7. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

9. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

11. Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

12. Amendments. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor.

13. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

14. Notice. Whenever notice is required to be given under this Agreement, unless otherwise provided herein, such notice shall be given to such address as set forth on the signature page of such party.

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

16. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CONSENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

17. Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms or conditions offered to any Person pursuant to any Other Agreement is more favorable to such Person than those of the Investor and this Agreement. Upon any breach of this Section 17, the Investor shall automatically receive the benefit of the more favorable terms and/or conditions (unless waived in writing by the Investor).

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

THE INVESTOR:

By:
Name:
Title:

Address for Notices:

Aggregate number of Series C Warrants held by the Investor (without regard to any limitation on exercise set forth therein):

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

THE COMPANY:

GREAT BASIN SCIENTIFIC, INC.

By:
Name:
Title:

Address for Notices:

Great Basin Scientific, Inc.
2441 South 3850 West
Salt Lake City, UT 84120
Attention:	Chief Executive Officer
Facsimile:	(801) 990-1051
E-Mail:	rashton@gbscience.com jrona@gbscience.com